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                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-120524

                            ZANETT [Graphic Omitted]
                             THE IT COMMONWEALTH(TM)

                             CURRENT INTEREST RATES

        This is a supplement to the Prospectus dated February 7, 2005


       CURRENT INTEREST RATES FOR RENEWABLE UNSECURED SUBORDINATED NOTES
                            OFFERED BY ZANETT, INC.


                            INTEREST RATES EFFECTIVE
                      JUNE 13, 2005 THROUGH JULY 29, 2005
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PORTFOLIO
AMOUNT (1)   $1,000 - $1,999    $2,000 - $24,999    $25,000 - $49,999    $50,000 - $74,999    $75,000 - $99,999   $100,000 OR MORE
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              Interest Annual   Interest  Annual     Interest  Annual    Interest   Annual     Interest  Annual   Interest  Annual
  NOTE TERM   Rate %   Yield %  Rate %    Yield %    Rate %    Yield %   Rate %     Yield %    Rate %    Yield %  Rate %    Yield %
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
  3 MONTH (2)   5.25      5.39    5.25%     5.39%      5.35       5.50     5.45        5.60      5.55       5.71      5.65    5.81
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  6 MONTH (2)   5.60      5.76    5.60%     5.76%      5.70       5.87     5.80        5.97      5.90       6.08      6.00    6.18
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   1 YEAR (3)   6.75      6.98    6.75%     6.98%      6.85       7.09     6.95        7.20      7.05       7.30      7.15    7.41
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   2 YEAR (3)   7.75      8.06    7.75%     8.06%      7.85       8.17     7.95        8.27      8.05       8.38      8.15    8.49
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   3 YEAR (3)   8.25      8.60    9.00%     9.42%      9.10       9.53     9.20        9.64      9.30       9.74      9.40    9.85
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   4 YEAR (3)   8.75      9.14    8.75%     9.14%      8.85       9.25     8.95        9.36      9.05       9.47      9.15    9.58
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   5 YEAR (3)   9.00      9.42    9.00%     9.42%      9.10       9.53     9.20        9.64      9.30       9.74      9.40    9.85
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 10 YEAR (3)    9.50      9.96    9.50%     9.96%      9.60      10.07     9.70       10.18      9.80      10.29      9.90   10.41
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(1) We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Zanett,
Inc. that are currently owned by you and your immediate family members.
Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

(2) The annual yield calculation assumes that:
         a. the term of the note is renewed sequentially for an entire year,
         b. the interest earned during each term is included in the principal amount for the next term,
         c. the listed interest rate is the interest rate for each term, and
         d. the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

(3) The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated February 7, 2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.


INTEREST RATES FOR NOTES PURCHASED OR RENEWED AFTER JULY 29, 2005 ARE SUBJECT TO CHANGE.